EXHIBIT 10.31

COLLABORATIVE RESEARCH AND EVALUATION AGREEMENT

This Collaborative Research and Evaluation Agreement (“Agreement”), effective on the date the last Party executes this Agreement (“Effective Date”), is by and between MiMedx, Inc., a Florida corporation having its principal address at 1234 Airport Rd., Suite 105, Destin, FL 32541 (“MIMEDX”), and Regeneration Technologies, Inc., a Delaware corporation having its principal address at 11621 Research Circle, Alachua, FL 32615 (“RTI”). As used herein, RTI and MIMEDX may be referred to collectively as “the Parties” or individually as a “Party.”

WHEREAS, MIMEDX holds an exclusive, worldwide license with Shriners Hospitals for Children and the University of South Florida Research Foundation for intellectual property covering the polymerization chemistry of NDGA as applied to biological materials, bioprostheses, or devices created through its application, as defined in United States Patent Nos. 6,565,960, 6,821,530, and other pending applications;

WHEREAS, RTI is a processor of orthopedic and other biologic matrix surgical implants, and has experience in, and certain proprietary technology related to, the generation and characterization of efficacious and safe in-vivo applications of biomaterials for the repair and natural healing of human bone and other human tissues;

WHEREAS, RTI and MIMEDX previously executed a Mutual Confidentiality and Nondisclosure Agreement having an effective date of June 22, 2007;

WHEREAS, RTI and MIMEDX anticipate that this Agreement will allow them to jointly determine the feasibility of creating a commercially viable methodology for combining MIMEDX’s NDGA technology with RTI’s biological matrix surgical implants and cleaning and sterilization technologies; and

WHEREAS, it is the intent of RTI and MIMEDX that the work performed as a result of this Agreement, and any intellectual property derived therefrom, shall be afforded the prior art protections provided for by the CREATE Act of 2004, as codified by 35 USC 103 (c).

NOW, THEREFORE, in view of the foregoing premises, and in consideration of the mutual covenants, terms and conditions hereinafter set forth, the Parties hereto agree as follows:

1. Definitions

1.1 “MIMEDX” Technology” shall mean patents, patent applications, know-how, trade secrets, and all technology owned, controlled, or licensed by MIMEDX as of the Effective Date or thereafter during the Term of this Agreement, that relates specifically to biomaterials for soft tissue repair, such as tendons, ligaments and cartilage, as well as the production of polymerized collagen for medical and/or surgical use, devices and/or components, including, but not limited to, the polymerization chemistry of NDGA as applied to biological materials, bioprostheses, or devices created through its application. This includes, but is not necessarily limited to, the technology as covered in US patents 6,565,960 and 6,821,530 and all immediate extensions thereof, past, present and future.

1.2 “RTI Technology/Biomaterials” shall mean patents, patent applications, know-how, trade secrets and all technology owned, controlled, or licensed by RTI as of the Effective Date or thereafter during the Term of this Agreement, that relates specifically to RTI Biomaterials, specifically including RTI’s proprietary allograft, xenograft and biological matrix technologies, cleansing, sterilization, packaging and distribution of RTI proprietary allograft, xenograft and biological matrix implants, as well as technology useful in manufacturing, and clinical and other uses of RTI Biomaterials.

1.3 “Project Technology” shall mean every technology, material, process, device, or article of manufacture which is newly discovered, developed, made, perfected, improved, designed, engineered, devised, acquired, produced, conceived, or first reduced to practice by MIMEDX and/or RTI or any of their employees or agents in the course of performing their obligations hereunder, whether tangible or intangible, including without limitation each and every invention, work of authorship, trade secret, formula, process, routine, subroutine, technique, concept, method, idea and algorithm, and all software and related documentation in any source of development (including but not limited to source code, objects code, flow charts, diagrams and other materials of any type whatsoever) and all rights of any kind in or to any of the foregoing (including without limitation copyrights, trade secret rights and patent rights) regardless of whether any or all of the foregoing constitutes copyrightable or patentable subject matter.

1.4 “Confidential Information” shall be given the meaning as defined in Article 4, below. Unless expressly stated to the contrary, or as may be otherwise clearly gleaned from the context, the term “Confidential Information” as used throughout this Agreement shall be deemed to include information as to trade secrets that have been designated as “Confidential ad infinitum,” as defined in Section 4.3, below.

1.5 “Protocol” shall mean a detailed scientific plan to explore the feasibility of the synergistic combination of RTI Technology/Biomaterials and MIMEDX Technology (as outlined in the Statement Of Work, attached hereto and incorporated by reference as Exhibit A).

1.6 “Project” shall mean the research, experimentation and evaluation performed and to be performed by RTI and MIMEDX pursuant to this Agreement as outlined in Exhibit A to determine the feasibility of using the MIMEDX Technology to enhance RTI’s Biomaterials for use in healthcare settings, to determine the feasibility of using the RTI Technology to enhance MIMEDX Biomaterials for use in healthcare settings, and/or to facilitate the use of MIMEDX Technology in healthcare settings.

1.7 “Project Results” shall mean all tangible outputs produced in relation to the Project, including Project Technology, data, results or any other information generated or developed by either RTI or MIMEDX, or their respective employees, agents or consultants, in conducting the Project.

2. Description of the Project

2.1 Work to be Performed by RTI and MIMEDX. RTI and MIMEDX shall perform the work contemplated by the Project in accordance with the desired project characteristics and guidelines set forth in Exhibit A.

2.2 Description of Research and Evaluation Procedures

2.2.1 The Project described in the Statement of Work, Exhibit A, shall be conducted by both Parties as a collaborative effort under the direction of the Project Managers, to be appointed as set forth in Section 5.1.

2.2.2 Both Parties shall provide scientific personnel and technical expertise to carry out the Project. Both Parties shall bear their own expenses associated with the scientific personnel and technical expertise it provides, as further described in Exhibit A.

2.2.3 To the extent necessary to carry out the collaborative research and evaluation contemplated by the Project, or as may be necessary to obtain governmental and regulatory approvals for Protocols, the Parties shall exchange all necessary technical information, including all preclinical and clinical information, and shall provide all necessary technical assistance and training to the other. All information transferred, provided or exchanged under this Section 2.2.3 shall be subject to the confidentiality requirements set forth in Article 4.

2.2.4 Each Party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on issues arising during the Project and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues.

2.2.5 Representatives of RTI and MIMEDX may, upon reasonable notice and at times reasonably acceptable to the other Party (a) visit the facilities where the Project is being conducted and (b) consult informally with personnel of the other Party performing work on the Project during such visits, by telephone, by facsimile or electronic transmission, or in any other manner as the Parties shall agree. If requested by the other Party, RTI and MIMEDX shall cause appropriate individuals working on the Project to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.

2.2.6 RTI and MIMEDX shall each maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and as will properly reflect all work done and results achieved in the performance of the Project (including all data in the form required under any applicable governmental regulations). RTI and MIMEDX shall each provide the other the right to inspect and copy all such records to the extent reasonably required for the performance of its obligations under this Agreement; provided that each Party shall maintain such records and the information of the other contained therein in confidence in accordance with Article 4 below and shall not use such records or information except to the extent otherwise permitted by this Agreement.

2.3 Exclusivity of Research Engagement.

2.3.1 Allograft Tissue. During the term of this Agreement, the Parties agree that they will not engage in research or collaborative efforts with non-parties on matters involving: (i) NDGA treatment of musculoskeletal allograft tissue constructs, whether with or without combination with MiMedx collagen fibers.

2.3.1.1 For purposes of Section 2.3.1.1, “musculoskeletal allograft tissue constructs” means (i) substantially intact or minimally manipulated allograft tissue implants comprising bone, muscle, fascia, cartilage, ligaments, tendons, and/or menisci, and (ii) biological matrices containing demineralized bone matrix “DBM.” The Parties recognize and agree that sterilization and/or aseptic processing of musculoskeletal allograft tissue constructs is essential to the creation of safe implants. As such, sterilization and/or aseptic processing of musculoskeletal allograft tissue shall not, by itself, be deemed manipulation of the allograft tissue.

2.3.2 This exclusivity provision does not apply to any other NDGA collagen fiber constructs and shall not be interpreted to include stand-alone NDGA fibers that are not in combination with either allograft tissue constructs as defined above.

3. Deliverables

The Deliverables under this Agreement are set forth in Exhibit A.

4. Confidential Information

4.1 MIMEDX Confidential Information. With respect to MIMEDX, the term “Confidential Information” refers to its specialized and proprietary trade secrets, formulas, processes, methods, technology, know-how, customer and vendor information and lists, financial data, undisclosed and unreleased products, and other items or information related to its xenograft tissue, surgical implants, collagen for human implants, NDGA-polymerized collagen technology and any laboratory and clinical testing and research methodologies or models that when furnished, shown, or disclosed to RTI is designated, whether in writing or orally (followed by a written confirmation and summary) as “Confidential,” or which is of such nature and character that a reasonable person in the trade would understand it to be confidential without the necessity of it being so designated. All Confidential Information disclosed by MIMEDX, except for jointly owned Confidential Information as set forth in Section 4.4, shall remain the exclusive property of MIMEDX.

4.2 RTI Confidential Information. With respect to RTI, the term “Confidential Information” refers to its specialized and proprietary trade secrets, formulas, processes, methods,

technology, know-how, customer and vendor information and lists, financial data, undisclosed and unreleased tissue lines or products, and other items or information related to its allograft tissue, xenograft tissue, surgical implants, collagen for human implants, associated processing and sterilization technologies for each, and any laboratory and clinical testing and research methodologies or models that when furnished, shown, or disclosed to MIMEDX is designated, whether in writing or orally (followed by a written confirmation and summary), as “Confidential,” or which is of such nature and character that a reasonable person in the trade would understand it to be confidential without the necessity of it being so designated. All Confidential Information disclosed by RTI, except for jointly owned Confidential Information as set forth in Section 4.4, shall remain the exclusive property of RTI.

4.3 Confidential ad infinitum. The Parties recognize and agree that the other Party may possess certain trade secrets that will likely continue to have commercial and competitive value for an indeterminate period of time, and perhaps in perpetuity. Therefore, a Party may in its sole discretion designate as “Confidential ad infinitum” those certain trade secrets it reasonably believes fit such criteria. Any provision of this Agreement to the contrary not withstanding, trade secrets must be designated orally or in writing as “Confidential ad infinitum” at the time of disclosure. In the event of an oral designation, the disclosing Party must confirm the designation in writing to the receiving Party within one (1) week following disclosure. Trade secrets that are Confidential ad infinitum shall at a minimum be given all the same protections as Confidential Information, with certain added or heightened requirements as further described below. Election not to designate a trade secret as Confidential ad infinitum, or failure to so designate, shall not be deemed to erode or abrogate a trade secret’s underlying status as Confidential Information.

4.4 Jointly Owned Confidential Information. With respect to this Agreement, the Project Results, negotiations between the Parties, financial and prospective financial data, and any other information jointly generated by the Parties as a result of this Agreement, including the existence of this Agreement and the fact that a relationship between the Parties exists, shall be “Confidential Information” jointly owned by the Parties. Subject to Sections 4.4 and 4.7 and except for the use of Joint Inventions under Section 8.2.2, a Party wishing to disclose any part of this jointly owned Confidential Information must first obtain written permission from the other Party by contacting the designated corporate representative for such purpose as set forth in Section 4.7.

4.5 Protection of Confidential Information. To the maximum extent permitted by applicable law, and except as otherwise expressly permitted pursuant to any other provision of this Agreement, RTI and MIMEDX, their employees and consultants, agree to observe complete confidentiality with regard to the Confidential Information; not to disclose or otherwise permit any third parson or entity access to the Confidential Information or any portion thereof without the other Party’s prior written permission (except that such disclosure or access shall be permitted to an employee of the Party to the extent required by such employee in order to perform duties consistent with the terms of this Agreement, so long as the disclosure is not inconsistent with, where applicable, Section 4.5.1); to ensure that the Party’s employees who receive access to the Confidential Information or any portion thereof are advised of the confidential and proprietary nature of the Confidential Information and to ensure by agreement pursuant to Section 4.7 hereof that they are prohibited from copying or revealing, for any purpose whatsoever, the Confidential Information (or any part thereof) or from taking any action prohibited under this Agreement (except that such copying or revealing shall be permitted to an employee to the extent required by such employee in order to perform duties not inconsistent with the terms of this Agreement); to notify the other Party promptly and in writing of any circumstances relating to any possession or use of the Confidential Information (or any part thereof) by any person or entity other than those authorized under this Section 4.5; and to take any and all other actions reasonably deemed necessary or appropriate by the other Party from time to time to ensure the continued confidentiality and protection of the Confidential Information.

4.5.1 Protection of Information Designated as Confidential ad infinitum. All protection provided to Confidential Information under Section 4.5 shall apply to trade secrets that have been designed as Confidential ad infinitum, with the following additional items and limitations: (i) in advance of disclosure to an employee or consultant (hereinafter “Employee”) of the receiving Party, and regardless of whether disclosure has already been made to another Employee of the receiving Party, the receiving Party shall identify to the disclosing Party the Employee it wishes to receive the trade secret information; (ii) the disclosing Party may in its sole discretion approve or disapprove of the receiving Party’s selected Employee; (iii) the receiving Party’s act of identifying the aforementioned selected Employee to the disclosing Party serves as an express and/or implied warranty by the receiving Party that it has an existing confidentiality agreement in place with the selected Employee; and (iv) the disclosing Party may in its sole discretion require a separate agreement between it and the receiving Party’s Employee confirming that said Employee has read and agrees to be bound by the provisions of this Agreement pertaining to the protection of information that is Confidential and Confidential ad infinitum. To the extent any part of this Section 4.5.1 may be inconsistent or deemed to conflict with any other portion of this Agreement, the terms of this Section 4.5.1 shall control.

4.6 Survival; Remedies. The obligations and rights of the Parties under this Article 4 shall survive any expiration or termination of this Agreement for any reason whatsoever (including, without limitation, termination by either Party for a material breach by the other Party of its obligations hereunder) for, in the case of Confidential Information, a period of five (5) years, or, in the case of trade secrets that are Confidential ad infinitum, for an initial period of ten (10) years with options to renew the Confidential ad infinitum designation for additional terms of five (5) years for as long as the disclosing Party reasonably and in good faith believes such continuing status is competitively advantageous. The disclosing Party must submit thirty (30) day advance written notice of its intent to renew the Confidential ad infinitum designation. Because of the unique and proprietary nature of the information that is Confidential and/or Confidential ad infinitum, it is understood and agreed that either Party’s remedies at law for a breach by the other Party of its obligations under this Article 4 will be inadequate and that the non-breaching Party shall, in the event of any such breach, be entitled to equitable relief (including without limitation injunctive relief and specific performance) without any requirement to post a bond as condition for such relief, in addition to all other remedies provided under this Agreement or available at law.

4.7 Publication. Neither Party shall disclose, publish, communicate, or reveal the other Party’s Confidential Information to any third party, person, corporation or business entity, or the employees thereof, without the express prior written permission from the disclosing Party, and only after such other third party, person, corporation or business entity executes a copy of this Agreement or a similar agreement consented to by the disclosing Party. The Parties further agree that, except as required by applicable law or a court of competent jurisdiction, the Parties and each of its directors, officers, employees, agents, and representatives will not disclose (publicly or to any third party) the terms or existence of this Agreement without first obtaining written consent from the other Party, which shall not be unreasonably withheld. The Party seeking consent shall direct its inquiry to the other Party’s applicable contact at:

Maria Steele		Wendy Crites-Wacker, APR
Senior Vice President		Director of Corporate Communications
MiMedx, Inc.		Regeneration Technologies, Inc.
1234 Airport Rd.	or	11621 Research Circle
Suite 105		Alachua, FL 32615
Destin, FL 32541

4.8 Obligations. Each Party agrees not to use the Confidential Information of the other Party, including Jointly Owned Confidential Information, for any purpose except for the purposes described above and as necessary to carry out the terms of any business relationship between the Parties hereto. Each Party further agrees that it will not disclose Confidential Information of the other Party to any person other than its employees, agents or consultants who are directly involved in the business relationship between the Parties hereto, and only on a need-to-know basis. In the event the enhanced obligations of Sections 4.5.1 and 4.6 are applicable, those enhanced obligations shall also apply. Each Party agrees that it will take reasonable security measures and use reasonable care to preserve and protect the secrecy of the other Party’s Confidential Information.

4.9 Return of Information. Upon request by the disclosing Party, the recipient shall promptly return to the disclosing Party within ten (10) business days all written or tangible material containing or reflecting Confidential Information of the disclosing Party (whether prepared by the disclosing Party or otherwise), without retaining any copies, summaries, analyses, or abstracts thereof except that each Party’s independent outside counsel may retain one copy for attorney’s eyes only.

4.10 No Grant or Right or License. Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed as granting any right, title, interest or license in the Confidential Information of the disclosing Party to the receiving Party or any other person or entity, by implication or otherwise.

4.11 Mandatory Disclosures. When Confidential Information is required to be disclosed by the receiving Party to comply with applicable laws or regulations, or with a court or administrative order, the receiving Party shall (i) provide to the disclosing Party, to the extent reasonably practicable, prior written notice of such mandated disclosure and, upon request by the disclosing Party, (ii) provide the disclosing Party, to the extent reasonably practicable, assistance with taking all reasonable and lawful actions to obtain confidential treatment for the Confidential Information, and (iii) take all reasonable and practicable steps to minimize the extent of such disclosure.

4.12 Safe Harbor. The provisions of this Article 4 will not apply to information which the receiving Party can affirmatively show:

(a)	was independently developed or discovered by the receiving Party without use or benefit of the disclosing Party’s Confidential Information, as demonstrated by the receiving Party’s written records;

(b)	is already available to the public;

(c)	becomes available to the public through no fault of the receiving Party; or

(d)	is independently developed by an employee or consultant of the receiving Party who had no previous direct or indirect knowledge or benefit of the disclosures made under this Agreement.

5. Review Meetings and Monitoring of Project

5.1 Project Managers. RTI and MIMEDX shall each designate in writing within ten (10) days of the Effective Date one or more individuals to serve as its project manager(s) with respect to the Project (the “Project Manager”). The role of the Project Manager(s) for each Party shall be as follows:

(a)	coordinate the collaborative research efforts for their respective Party;

(b)	regularly review the Protocol and scientific objectives of the collaboration;

(c)	periodically review the goals and strategy of the collaboration;

(d)	facilitate the exchange of information between the Parties;

(e)	receive and review deliverables under the Protocol;

(f)	assist with the review of proposed publications related to the results of the collaboration;

(g)	review and allocate necessary resources, as well as determining the number and full-time-equivalent (FTE) scientists and laboratory or other support personnel that may be needed for the collaboration;

(h)	serve as a liaison between the research team and the respective organizations;

(i)	assist with determining the milestones in the collaborative process have been met to the satisfaction of their respective organizations; and

(j)	serve as the contact point through which intellectual property developed as a result of work performed under this Agreement is routed.

In the event either Party’s Project Manager leaves the employ of such Party, is reassigned or is unable or unwilling to perform his or her duties, he or she shall be replaced within ten (10) business days.

5.2 Progress Meetings and Reports. Once every month during the term of the Project (or more or less frequently as the Parties shall mutually agree in writing) the MIMEDX Project Manager shall meet with the RTI Project Manager via teleconferences or at a mutually agreed upon location to discuss the progress made by MIMEDX and RTI in the performance of their obligations under this Agreement during the preceding month. At such meeting, each Project Manager shall prepare and submit to the other Project Manager a written report summarizing the current status of the Project and the progress to date. Such report shall follow a format to be reasonably agreed upon between RTI and MIMEDX, but in any event shall specify in detail the following:

(a)	a listing of any milestones met, deliverables achieved, or results found during the prior month; and

(b)

any issue or circumstance encountered, or of which the Party first learns, during the prior month that may prevent or tend to prevent the Party from completing any part of the Project within the time frame estimated in Exhibit A (Statement of Work); and

(c)	the estimated length of delay which may result from any such issues identified pursuant to subparagraph (a) above; and

(d)	to the best of the Party’s knowledge the cause of any such issue and the specific steps taken or proposed to be taken by the Party to address any such issue.

Each Party shall bear all of its own costs associated with preparing for and attending such meetings.

5.3 Technical Meetings. Technical meetings shall be held during the Term of this Agreement as may be necessary for the Parties to discharge their technical responsibilities hereunder. Technical meetings may be conducted by telephone, facsimile transmission or in any other manner as the Parties shall agree. Technical meetings will address reports, coordinate the tasks and the activities required to fulfill the Project objectives, monitor the progress of the Project toward those objectives, and set priorities for further work.

6. Costs. Except as specified in Section 6.1, below, each Party shall bear its own costs related to its operations and general functioning as a business entity, including, but not limited to, obtaining, reinstating, or maintaining all regulatory approvals and licenses.

6.1 Costs related to the performance of this Agreement shall be borne by the respective Parties in accordance with the breakdowns of workload as set forth in Exhibit A.

6.2 In addition to those items applicable to RTI as described in Section 6.1, above, RTI shall direct under its discretion the prosecution of, and shall advance the costs for, obtaining domestic and/or international intellectual property protection on Joint Inventions for which the Parties have mutually agreed to seek said protection, including attorneys’ fees, costs, and maintenance fees (“IP Costs”). Subject to Section 8.2.1, RTI shall allow MIMEDX to substantively participate on the content and filing strategy of such intellectual property protection. RTI shall use patent counsel mutually agreeable to the Parties. MIMEDX shall refund half of the reasonable IP Costs, offset by its own attorney fees for IP Costs for Joint Inventions that it mutually agrees to seek or maintain, upon written request with a copy of the invoice evidencing such reasonable costs, with reimbursement being due and payable thirty (30) days from the date of invoice.

6.3 In the event the Parties do not mutually agree to seek or maintain, or continue to seek or maintain, intellectual property protection for a Joint Invention, the non-objecting Party may choose to pursue intellectual property protection at its own discretion and cost. The objecting Party shall cooperate with executing documents reasonably required by the non-objecting Party in its effort to obtain intellectual property protection.

7. Term of Agreement. The Parties agree to commence the Project upon the Effective Date. This Agreement will expires twelve (12) months from the Effective Date, with the option to extend the Agreement thereafter as mutually agreed to in writing by the Parties.

7.1 Termination. Either Party can terminate the Agreement for any reason upon one hundred eighty (180) days written notice to the other Party.

7.2 Effect of Termination or Expiration

7.2.1 Upon termination or expiration of this Agreement, neither Party shall have any further right to commercially practice the other Party’s Confidential Information.

7.2.2 Within ten (10) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party’s request, except that each Party’s legal counsel may retain one (1) copy of the Confidential Material. The destruction (or delivery) of the other Party’s Confidential Information shall be confirmed in writing to such Party by a responsible officer of the other Party.

7.2.3 The rights, responsibilities and obligations of Articles 4 and 8 shall survive termination or expiration of this Agreement.

8. Ownership and Use of Inventions. The Parties hereby agree that, in the event inventions are conceived and first reduced to practice during the performance of the research conducted under this Agreement (“Inventions”), the inventorship, and the ownership of such inventions, shall be as follows:

(a)	ownership shall be determined by inventorship;

(b)	inventorship shall be determined in accordance with U.S. Patent Laws;

(c)

for the proper determination of inventorship, the Parties shall fully and promptly disclose, in confidence, any and all Inventions resulting directly from the Project or directly related to the Project Technology in writing to the other Party.

8.1 Sole Inventions. Inventions made entirely by employees of one Party during the performance of the research conducted under this Agreement (“Sole Inventions”) shall be the exclusive property of the inventing Party, and shall be handled in accordance to the internal policy of that Party, subject to Sections 8.1.1 and 8.1.2, below. Patent protection shall be at the sole discretion and control of the inventing Party.

8.1.1 License. The inventing Party agrees to grant to the non-Inventing Party a non-exclusive, royalty-free, non-commercial license to Sole Inventions for internal research purposes.

8.1.2 Right of First Refusal. If patent protection is sought for the Sole Invention(s), the non-inventing Party shall have a right of first refusal to license the Sole Invention on mutually agreeable terms. Unless extended by mutual written agreement, the Parties shall have six (6) months from the date on which negotiations were first initiated (the “Negotiation Term”) to execute a license agreement, failing which the inventing Party may then pursue negotiating a license agreement with a non-Party, subject to Section 8.1.2(b). Subject to the right to exclude others found in other blocking patents of the inventing Party, if patent protection is not sought for a Sole Invention, the inventing Party agrees that the non-inventing Party shall be free to commercially practice and/or allow others to practice the Sole Invention(s) without further approval or accounting to the inventing Party.

8.1.2(a) Negotiation Term. The Parties agree that definitively establishing a date on which negotiations are initiated for purposes of Section 8.1.2, above, is essential to promoting cooperation and reducing confusion between the Parties. Therefore, the Negotiation Term shall be formally initiated in writing from the inventing Party to the non-inventing Party via overnight courier to the appropriate addresses as given in Section 11.2, below. The first day of the Negotiation Term will be established as the date on which the writing was deposited with the overnight courier, as established by the courier’s bill of lading or, in the case of the United States Postal Service, the postmark.

8.1.2(b) Most Favored Party. For a period of seven (7) years as measured from the end of the Negotiation Term, or from the end of the termination or expiration of the Agreement, whichever is longer, the inventing Party agrees not to license the Sole Invention, if patent protection has been sought on the Sole Invention, to a non-party without first providing the non-inventing Party with an opportunity to match the inventing Party’s terms with the non-party. The non-inventing Party will have ten (10) business days from the date it is first notified of the terms between the inventing Party and non-party during which to accept or reject the terms.

8.2 Joint Inventions. Inventions made by employees of both Parties shall be deemed to be joint property to such Parties (“Joint Inventions”), each such Party having an undivided equal interest in the same.

8.2.1 Patent Protection of Joint Inventions. Subject to Section 6.1, the Parties agree to consult with one another prior to taking any action to obtain patent protection of Joint Inventions and shall agree upon the patent filing and prosecution strategy of said Invention. Each party agrees to cooperate in timely completion and execution of all documents or other items necessary to further the domestic and/or international intellectual property protection available to the Joint Inventions.

8.2.2 Use of Joint Inventions. The Parties agree to engage in good faith negotiations directed toward entering into an exclusive license for one of the Parties to commercially exploit a subject Joint Invention if patent protection is being sought for that Joint Invention. The Parties shall have one (1) year from the date of filing (extendable by mutual written agreement of both Parties) of a utility patent application (whether foreign or domestic), by which to negotiate an exclusive license for use of the Joint Invention. In the event the Parties fail to reach an agreement within the prescribed time frame, the Parties may then pursue utilizing the Joint Invention within their legal rights, provided, however, that within said prescribed time frame and for a period of seven (7) years from the end of said prescribed time frame the Parties each agree not to license the Joint Invention to a non-party without first providing the other Party with an opportunity to match the agreed upon terms with the non-party. The Party will have ten (10) business days from the date it is first notified of the proposed terms between the other Party and non-party during which to accept or reject the terms.

Subject to the right to exclude others found in other blocking patents or an inventing Party, if patent protection is not sought for a Joint Invention, the Parties shall be free to commercially practice and/or allow others to practice the Joint Invention(s) without further approval or accounting.

8.3 Prior Inventions. Nothing contained in this Agreement shall be deemed to grant either Party, directly or by implication, estoppel, or otherwise, any right, title, interest or license to any patents, patent applications, copyrights, trademarks, mask works, trade secrets or other intellectual property owned or developed by the other Party either before or independent of this Agreement.

9. No Third-Party Rights. Each Party warrants, represents and agrees that no person or entity employed to aid in the performance of the Party’s obligations hereunder shall have any right of any kind to the Project Results. The Parties warrant, represent and agree that they have obtained or will obtain from any person or entity rendering services in connection with the conduct of the research and experimentation hereunder a written assignment agreement which provides (i) that such person or entity does not have a conflict of interest and will take appropriate steps to avoid conflicts in the future; (ii) that all right, title and interest in and to any portion of the research and experimentation contributed or created by such person, including copyright, shall belong exclusively to the Party; and (iii) that any portion of the research and experimentation contributed or created by such person or entity shall not knowingly infringe or invade the copyright, patent, trade secret or other proprietary rights of any third party.

10. Insurance.

The Parties will obtain and maintain comprehensive general liability insurance with minimum limits of general and professional liability insurance for $1,000,000 / $3,000,000, respectively, per incident and aggregate. The Parties shall provide, or shall cause their insurance provider to provide, a certificate of insurance to the other Party upon request.

11. Miscellaneous.

11.1 Remedies Cumulative. Except as specifically provided herein, no remedy made available to either Party hereunder is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy provided hereunder or available at law or in equity.

11.2 Notices. Any notice, report, or consent required or permitted by this Agreement to be given or delivered, shall be in writing and shall be deemed given or delivered if delivered in person, sent by courier, expedited delivery service, registered or certified mail, postage prepaid, return receipt requested, or by telecopy (if confirmed), as follows:

RTI	MIMEDX

Tom Rose	Maria Steele
CFO	Senior Vice President
Regeneration Technologies, Inc.	MiMedx, Inc.
11621 Research Circle	1234 Airport Rd., Suite 105
Post Office Boxes 2650	Destin, Florida 32541
Alachua, Florida 32616-2650	Fax: (850) 650-2213
Fax: (386) 462-3821

With a copy to:	With a copy to:

Corporate Counsel	J. Richardson, Esq.
Regeneration Technologies, Inc.	Myers, Bigel, Sibley & Sajovec, P.A.
11621 Research Circle	4140 Parklake, Ave.
Post Office Box 2650	Suite 600
Alachua, FL 32616-2650	Raleigh, NC 27627
Fax: (386) 462-1836	Fax: (914) 854-1401

11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.4 Waivers. Performance of any obligations required of a Party hereunder may be waived only by a written waiver signed by the other Party, which waiver shall be effective only with respect to the specific obligations described therein.

11.5 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder (including without limitation rights and duties of performance) to any third party, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, this Agreement and the rights, interests and obligations hereunder may be assigned by RTI or MIMEDX (the “Assignor”) to any entity (i) which owns all of the Assignor’s issued and outstanding voting stock, (ii) of which Assignor owns all of the issued and outstanding voting stock, (iii) which acquires substantially all of Assignor’s operating assets or (iv) into which Assignor is merged or reorganized pursuant to any plan of merger or reorganization; provided, however, that notwithstanding any such assignment, Assignor shall remain liable for the performance of all of its obligations hereunder.

11.6 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, communications and understandings, whether written or oral. This agreement may not be modified or amended except by an instrument in writing signed by both of the Parties hereto.

11.7 Severability. Should any part or provision of this Agreement be found invalid or held unenforceable, the remainder shall remain valid and in full force. The Parties agree to negotiate in good faith amendment of such part or provision in a manner consistent with the intention of the Parties as expressed in this Agreement.

11.8 Independent Contractors. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the Parties hereto. Except as specified herein, neither Party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of the other Party hereto.

11.9 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of Florida.

11.10 Indemnification. Except as otherwise expressly provided herein, each Party agrees to indemnify and hold the other harmless from and against any and all claims, demands, loss, damage or costs (including attorneys’ fees) arising out of or incurred in connection with any claim by a third Party which is inconsistent with or in breach of any of the covenants, warranties or representations made by the indemnifying Party hereunder.

11.11 Dispute Resolution. In case any dispute shall arise with respect to matters which cannot be resolved within a reasonable period of time, the Chief Executive Officers shall meet to attempt to resolve the matter prior to either Party taking any legal or other action in respect thereof. If the Chief Executive Officers are unable to resolve any such dispute, such dispute shall be settled pursuant to final and binding arbitration administered by the American Arbitration Association, conducted by a panel of three (3) arbitrators (consisting of one arbitrator selected by each of the Parties and agreed to by the other Party, and a third arbitrator selected by the other arbitrators who will act as chair of the proceedings) in the State of Florida and judgment upon the award may be entered in any court having jurisdiction thereof. For purposes of clarification, the Parties agree neither to initiate nor to reopen any disputed matter in a court proceeding following arbitration buy may use the assistance of the courts only to enforce any arbitration award. The Parties shall equally share the out-of-pocket costs of said arbitration, including the fees for the arbitrator, except that each Party shall pay its respective expenses for legal representation and expert witnesses, if any.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

Regeneration Technologies, Inc.		MiMedx, Inc.

By:	/s/ Thomas F. Rose	By:	/s/ M. G. Steele
	Thomas F. Rose, CFO		Maria Steele, Sr. VP

	10/31/07		11/01/07
	Date		(Effective Date)

EXHIBIT A

Collaborative Research and Evaluation Plan:

MiMedx and Regeneration Technologies

Statement Of Work

This is a Statement of Work for the Collaborative Research and Evaluation Agreement (“Agreement”) between Regeneration Technologies, Inc. (RTI) and MiMedx, Inc. (MiMedx). There are two main goals of this research collaboration. This first research goal will focus on the effects of NDGA cross-linking of certain human tissue forms. Evaluation parameters for this goal would include biomechanics, biodegradability and biocompatibility. The second research goal would focus on the effects of RTI’s BioCleanse® Tissue Sterilization process on the NDGA cross-linked extruded fibers in terms of sterility, biomechanics and biocompatibility. Positive results from studies directed toward either goal could result in a number of final marketable graft or implant configurations. Future studies with additional research questions, or other aspects of NDGA crosslinking technology, are outside the scope of this Statement of Work, unless amended by mutual written agreement of the Parties.

As outlined below in the research plan, each Party is responsible for certain aspects of this work. The research plan also describes the deliverables expected from the resulting research. The scope of work for this Statement of Work and the Agreement to which it is attached may be amended in accordance with the terms of the Agreement. Any further work beyond the scope of this Statement Of Work may require a joint Co-Development Agreement, or other type of agreement as may be dictated by the circumstances, to be negotiated in good faith between the Parties at a later date.

Research Plan:

1)	Effects of NDGA on Human Allograft Tissue Constructs:

Goal: To evaluate and develop a protocol for treating certain human tissue forms with NDGA. This is foundational work, prerequisite to any potential future development project which might focus on developing marketable human cellular and tissue based products (HCT/P’s) or medical devices using the NDGA cross-linking technology together with RTI’s proprietary technology.

Scope: To obtain biomechanical, biodegradability and biocompatibility data on the use of NDGA cross-linking of whole human allograft tissue constructs. Biomechanical measurements will consider standard RTI protocol with 1000 loading cycles and pull to failure. Stiffness, elongation during cycling, load and strain at failure will be estimated from stress-strain curves. Biodegradability will be performed using standard collagenase digestion to determine % of digested collagen after exposure to enzyme. Biocompatibility will be assessed by implantation of crosslinked vs. non-crosslinked tissue subcutaneously in rat, and looking for the extent and type of inflammatory response after 4 to 6 weeks. Both tendon and pericardium data would include in vitro and in vivo analyses. Possible other tissue forms of interest could include crosslinked configurations of other collagenous scaffolds produced by RTI, e.g. collagen membranes, sponges or gels with or without added Demineralized Bone Matrix (DBM).

Costs of Proposed Study: It is understood that each party will be responsible for their own costs incurred during this study in accordance with the terms of the Agreement. RTI will be responsible for the costs of retrieving and shipping the cadaveric tissue to MiMedx. All costs associated with NDGA cross-linking of the human allograft tissue constructs will be the responsibility of MiMedx. All costs associated with biomechanical testing and in vivo characterization in the rat subcutaneous implantation model will be the responsibility of RTI. Any remaining costs per task shall be the responsibility of the party performing the task.

Breakdown of Workload:

Task	RTI	MiMedx
Tissue retrieval from cadaveric material (human allograft tissue)	X
Shipment of tissue to MiMedx	X
NDGA cross-linking of tissues received		X
Shipment of cross-linked tissues to RTI		X
Biomechanical testing and analysis	X
Biocompatibility testing and analysis	X
Biodegradability testing and analysis	X

Timelines: Work is expected to begin during November, 2007 and is expected to take about 6 to 9 months to complete. Each party agrees to use commercially reasonable efforts to advance the work.

Breakdown of Deliverables:

Deliverable	RTI	MiMedx
Protocol for NDGA cross-linking of human allograft tissue constructs		X
Report on results from in vitro assays	X	X
Report on results from in vivo assays	X
Development plan for NDGA cross-linking of human allograft tissue constructs in orthopedic settings	X	X

2)	Effects of BioCleanse on NDGA cross-linked extruded collagen fibers:

Goal: To create a protocol for BioCleanse® Tissue Sterilization Process treatment of NDGA cross-linked extruded collagen fibers. This is foundational work, prerequisite to any potential future development project which might focus on developing marketable HCT/P’s or medical devices using the NDGA cross-linking technology together with the BioCleanse® Tissue Sterilization Process.

Scope: To explore the potential of RTI’s existing BioCleanse® Tissue Sterilization Process to sterilize NDGA cross-linked extruded collagen fibers and to obtain biomechanical and biocompatibility data on NDGA cross-linked extruded collagen fibers. Data would include in vitro and in vivo analyses. The in vivo studies would include subcutaneous implantation into rats.

Costs of Proposed Study: It is understood that each party will be responsible for their own costs incurred during this study in accordance with the Agreement. All costs associated with producing NDGA cross-linked collagen fibers will be the responsibility of MiMedx. All costs associated with the BioCleanse® Tissue Sterilization Process, as well as in vitro and in vivo characterization in the rat subcutaneous implantation model will be the responsibility of RTI. Any remaining costs per task shall be the responsibility of the party performing the task.

Breakdown of Workload:

Task	RTI	MiMedx
NDGA cross-linking of extruded fibers		X
Shipment of NDGA cross-linked extruded fibers to RTI		X
BioCleanse® processing of fibers	X
Biomechanical testing and analysis		X
Biocompatibility testing and analysis	X

Timelines: Work is expected to begin during November, 2007 and is expected to take about 6 to 9 months to complete. Each party agrees to use commercially reasonable efforts to advance the work.

Deliverables:

Deliverable	RTI	MiMedx
Protocol for treating extruded fibers with BioCleanse process	X
Report on results from in vitro assays	X	X
Report on results from in vivo assays	X
Development plan for BioCleanse treated extruded fibers for marketable products	X	X

To the extent any provision of this Exhibit A may conflict with the Agreement, the terms of the Agreement will control.